DATED 12th February 1998



                      THE GENERAL ELECTRIC COMPANY, P.L.C.





                                       and





                              MITEL TELECOM LIMITED



                       -----------------------------------

                               ENVIRONMENTAL DEED

                       -----------------------------------













                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB
                                   (EFK/PDAD)

                                    CONTENTS



                                                                            PAGE


1. INTERPRETATION                                                              1


2. COVENANT                                                                    5


3. LIMITATIONS ON LIABILITY AND PROCEDURAL MATTERS                             5


4. RELATIONSHIP WITH THE SALE AND PURCHASE AGREEMENT                           5


SCHEDULE                                                                       7


PART A : LIMITATIONS                                                           7


1. PRESUMPTION                                                                 7


2. TIME LIMIT FOR BRINGING CLAIM                                               7


3. TRIGGER CONDITION FOR BRINGING A CLAIM                                      8


4. MATTERS ARISING AFTER COMPLETION                                            8


5. FUTURE LAWS                                                                 9


6. LOSSES AND COST OF WORKS                                                    9


7. OTHER LIMITATIONS AND EXCLUSIONS                                           10


8. RELATIONSHIP WITH SCHEDULE 4 OF THE SALE AND PURCHASE AGREEMENT            10


PART B : PROCEDURE                                                            12


1. INVESTIGATIVE WORKS AND NOTIFICATION TO THIRD PARTIES                      12


2. NOTICE OF CLAIMS                                                           13


3. CONDUCT OF ACTIONS                                                         13


PART C : PROTECTED MATTERS                                                    17

THIS DEED is made 12th February 1998

BETWEEN:-

1. The GENERAL ELECTRIC COMPANY, P.L.C. of 1 Stanhope Gate, London, W1A 1EH (registered in England No. 67307) (the "Seller");

AND

2. MITEL TELECOM LIMITED (registered in England and Wales No. 1309629), having its registered office at Portskewett, Gwent NP6 4YR (the "Purchaser")

NOW THIS DEED witnesses as follows:-

1.   Interpretation

1.1  In this deed:-

     "Action" means any Environmental Proceedings, Works or other site visits, meetings, negotiations, discussions or correspondence involving any Protected Person and relating to or affecting any Protected Matter which gives rise or may give rise to a claim under this deed or the Environmental Warranties;


     "Anticipated Development"          means construction of an extension to
                                        the buildings on a Current Property
                                        and/or the construction of new buildings on a Current Property up to an aggregate additional floor area no greater than 20% of the aggregate floor area of the buildings on the Current Property as at the Completion Date, where such construction is a natural expansion of the business carried on at the Current
                                        Property as at the Completion Date;

     "Carholme Road Property"           means the building of approximately
                                        40,000 square feet at a site at Carholme
                                        Road, Lincoln occupied by Plessey more
                                        fully described in paragraph 17.1 of the Disclosure Letter;

     "Completion Date"                  means the date hereof;

     "Current Properties"               means those  properties  listed in Parts
                                        I(1) and (2), II and III of Schedule 8 of the Sale and Purchase Agreement and "Current Property" means any one of them;

     "Environmental Laws"               means any and all applicable laws in any
                                        relevant jurisdiction (including, for
                                        the avoidance of doubt, common law)
                                        (excluding (but without prejudice to the provisions of paragraph 7 of Part A of the Schedule) those laws relating specifically to town planning matters and to the health and safety of workers in the work place) and European
                                        Community or European Union regulations, directives and decisions, statutes, subordinate legislation (which for the avoidance of doubt (notwithstanding paragraph 5 of Part A of the Schedule) shall include Part IIA of the Environmental Protection Act 1990 and/or
                                        Sections 161A - D of the Water Resources
                                        Act 1991 (both as enacted by Section 57
                                        and paragraph 162 of Schedule 22
                                        respectively of the Environment Act
                                        1995) and the first set of guidance
                                        notes and regulations adopted under
                                        those provisions (but not subsequent
                                        modifications, amendments or
                                        re-enactments of those provisions or
                                        guidance notes or such regulations to
                                        the extent that those modifications,
                                        amendments or re-enactments would
                                        otherwise increase the liability of GEC
                                        under this deed) ("the New Contaminated
                                        Land Power")) which were, are, or which
                                        may become applicable to the conduct of
                                        the business of any Group Company or the use, occupation or ownership of the Current Properties or the Former
                                        Properties and which have as a purpose
                                        or effect the protection of, and/or the
                                        prevention of harm or damage to, the
                                        Environment and/or the provision of
                                        remedies in respect of harm or damage to the Environment;

     "Environment"                      any and all organisms (including without
                                        limitation man), ecosystems, property
                                        and the following media: air, (including without limitation, the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including without limitation, water under or within land or in drains or sewers and coastal and inland waters); and land
                                        (including without limitation, land
                                        under water);

     "Environmental Authority"          means a  governmental  agency  or  other
                                        regulatory  body  with  jurisdiction  in
                                        relation to Protected Matters and acting
                                        under    and    in    accordance    with
                                        Environmental Laws;

     "Environmental Losses"             means Losses resulting directly from
                                        Protected Matters;

     "Environmental Proceedings"        means any criminal, civil, judicial,
                                        regulatory or administrative proceeding, suit, action or claim in relation to Protected Matters under Environmental
                                        Laws;

     "Environmental Warranties"         means the warranties in paragraph 22 of
                                        schedule 3 of the Sale and Purchase
                                        Agreement;

     "Former Properties"                means any property (including, without
                                        limitation, the Carholme Road Property
                                        and the Oldham Properties) used, owned
                                        or occupied at any time prior to
                                        Completion by any Group Company other
                                        than those properties listed in Parts
                                        I(1) and (2), II and III of Schedule 8
                                        of the Sale and Purchase Agreement

     "Investigative Works"              means inspections, investigations,
                                        assessments, audits, sampling or
                                        monitoring;

     "Losses" means all fines, penalties, damages (including liabilities to pay damages in respect of natural resource damage), liability to pay the costs of persons undertaking Environmental Proceedings against any Protected Person and reasonable costs and expenses
                                        (including, without limitation, the
                                        reasonable cost of professional advisers and the cost of Works);

     "New Contaminated Land Power"      has the meaning given in the definition
                                        of "Environmental Laws";

     "Oldham Properties"                means the property of Plessey being
                                        factory and offices at Lansdowne Road,
                                        Oldham, title to which is registered at
                                        H.M. Land Registry under title number
                                        GM175967 and the leasehold property used by Plessey as a car park at Stockfield
                                        Road, Oldham comprised in a lease dated
                                        29th January, 1988 between (1) The North
                                        Western Electricity Board and (2)
                                        Ferranti PLC;

     "Protected Matters"                means the matters referred to in Part C
                                        of the Schedule;

     "Protected Person"                 means the Purchaser and each and any
                                        member of the Purchaser's Group and the
                                        directors and employees of the
                                        Purchaser's Group from time to time;

     "Required Works"                   has the meaning given in paragraph 6(B)
                                        of Part A of the Schedule;

     "Sale and Purchase Agreement"      means an agreement dated the date hereof
                                        and made between the Seller (1) and the Purchaser (2) as amended, supplemented or novated from time to time;

     "Third Party Claims"               means a claim which satisfies the
                                        Trigger Condition and is made by some
                                        person other than an Environmental
                                        Authority;

     "Trigger Condition"                has the meaning given in paragraph 3 of
                                        Part A of the Schedule;

     "Works"                            means:-

                                        (i)   Investigative Works; and

                                        (ii)  any works (including the
                                              installation, operation, repair or
                                              replacement of plant or equipment)
                                              in order to remove, remediate or
                                              contain any Protected Matter or to
                                              prevent a Protected Matter from
                                              arising.

1.2 Words and expressions which are defined in the Sale and Purchase Agreement shall have the same meaning when used in this deed.

2.   Covenant

     The Seller covenants with the Purchaser to pay to the Purchaser an amount equal to

          (i) all Environmental Losses of any Protected Person except in relation to claims arising out of Anticipated Development or Third Party Claims; and

          (ii) fifty per cent. (50%) of all Environmental Losses of any Protected Person in relation to claims arising out of Anticipated Development or Third Party Claims,

     subject to clause 3 below.

3.   Limitations on liability and procedural matters

     The exclusions, limitations and other provisions set out in the Schedule shall apply (to the extent applicable) to any claim made by the Purchaser under this deed or the Environmental Warranties in relation to a Protected Matter.

4.   Relationship with the Sale and Purchase Agreement

4.1 Clause 1 (Interpretation), clauses 5.1(B) and 5.3(B) (GEC's Warranties and Undertakings), clauses 8.1 and 8.2 (in relation to the Current Properties only (and not in relation to the Former Properties)) (Purchaser's Remedies and GEC's Limitations on Liability), clause 11 (Remedies and Waivers), clause 12 (Assignment), clause 13 (Further Assurance), clause 14 (Entire Agreement), clause 15 (Notices), clause 18 (Costs and Expenses), clause 19 (Counterparts), clause 21 (Effect of Completion), clause 22 (Invalidity), clause 23 (Governing Law) and clause 24 (Jurisdiction) shall apply to this deed mutatis mutandis.

4.2 In the event of any inconsistency between this deed and the Sale and Purchase Agreement, this deed shall prevail.

IN WITNESS whereof this document has been executed as a deed the day and year first before written.

                                    SCHEDULE

                              PART A : LIMITATIONS

1.   Presumption

     The Seller and the Purchaser acknowledge that, in order to establish whether pollution or contamination in relation to the Current Properties gives rise to a claim under this deed or the Environmental Warranties, it will be necessary to establish whether such pollution or contamination was first caused or first arose before or after the Completion Date. The Seller and Purchaser therefore agree that:-

          (i) if the relevant pollution or contamination is discovered by the Purchaser and is notified to the Seller before the second anniversary of the Completion Date, such pollution or contamination shall be presumed to have been first caused or to have first arisen on or before the Completion Date; and

          (ii) if the relevant pollution or contamination is discovered by the Purchaser and is notified to the Seller on or after the second anniversary of the Completion Date, such pollution or contamination shall be presumed to have been first caused or to have first arisen after the Completion Date, provided that the Seller and the Purchaser shall each be entitled to provide factual and expert evidence rebutting such presumptions.

2.   Time limit for bringing claim

     The Purchaser shall not be entitled to claim under this deed or under the Environmental Warranties in respect of a Protected Matter unless a Trigger Condition has been satisfied in respect of such Protected Matter and, in relation to a claim under this deed, the Purchaser has given notice to the Seller of the claim as required under paragraph 2 of Part B below before the seventh anniversary of Completion, provided that the liability of the Seller in respect of such claim under this deed shall absolutely determine (if such claim has not been satisfied, settled, or withdrawn) if legal proceedings in respect of such claim shall not have been commenced by the Purchaser against the Seller within 12 months of the service of notice by the Seller requiring commencement of proceedings (a "Claim Commencement Notice") and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller, further provided that the Seller shall not be entitled to serve a Claim Commencement Notice unless and until the date when the relevant facts in relation to such claim have been determined or can reasonably be predicted or estimated on the basis of such Actions as may have occurred or been carried out in accordance with Part B below.

3.   Trigger Condition for bringing a claim

     The Purchaser shall not be entitled to claim under this deed or under the Environmental Warranties in relation to a Protected Matter unless Environmental Proceedings by an Environmental Authority or some other person who is not a Protected Person have occurred or been commenced or expressly threatened in writing against a Protected Person in relation to such Protected Matter (the "Trigger Condition"), provided that the Trigger Condition is not satisfied where the relevant Environmental Authority conducts Investigative Works in relation to the relevant Current Property or Former Property, but does not take any further action involving the relevant Protected Person as a result of those Investigative Works.

4.   Matters arising after Completion

     (A) The Purchaser shall not be entitled to claim under this deed or under the Environmental Warranties in relation to a Protected Matter to the extent that the claim would not have arisen but for, results from or is increased by:-

          (i) subject to paragraph 1 of this Schedule, any pollution or contamination first existing or arising after Completion;

          (ii) any act or omission by any Protected Person (except the Group, its directors or employees) before Completion or by any Protected Person after Completion which is unreasonable, reckless, negligent or not in the normal course of the Business as at Completion;

         (iii) any change of use of, or the development, demolition, closure or sale of or grant of any right or interest in relation to all or any part of any Current Property after Completion except for Anticipated Development;

          (iv) the renewal or early termination of any lease or other agreement or arrangement under which any Protected Person occupies or uses any Current Property other than any such which was in the contemplation of the Group at the Completion Date.

     (B) The Purchaser shall only have an obligation to procure that each Protected Person shall so far as reasonable take Action to avoid, reduce and mitigate any claim under this deed or under the Environmental Warranties in relation to a Protected Matter to the extent that following notification of the Seller in accordance with paragraph 2 of Part B of the Schedule the Seller has indicated in writing to the Purchaser such Action as it may reasonably require and for the avoidance of doubt, any Losses of any Relevant Person incurred in any such Action shall be recoverable under this deed.

     (C) The Purchaser shall not be entitled to claim under this deed or under the Environmental Warranties in relation to a Protected Matter to the extent that the claim would not have arisen but for, results from or is increased by any failure by the Purchaser or any Protected Person to comply with this deed.

5.   Future laws

     The Purchaser shall only be entitled to claim under this deed or under the Environmental Warranties in relation to a Protected Matter to the extent that the claim results from Environmental Laws which are in force and directly binding on the relevant Protected Person at or prior to the date of this deed and/or the New Contaminated Land Power. The Purchaser shall not be entitled to be paid under this deed or under the Environmental Warranties in relation to a Protected Matter to the extent that the claim would not have arisen but for, results from or is increased by laws which come into force after the date of this deed or changes in policy, guidance or practice by the relevant Environmental Authority after the date of this deed, except for (i) the coming into force of the New Contaminated Land Power and/or (ii) the coming into force of any future requirement of law under which any Protected Person becomes obliged to carry out Investigative Works or make any disclosure in relation to any Protected Matter (in which case this exception (ii) applies only to such obligation).

6.   Losses and cost of Works

     The Purchaser shall not be entitled to claim under this deed or under the Environmental Warranties in relation to a Protected Matter in respect of:-

     (A) loss of profits, loss of sales, loss of production, business interruption, reduction in value of any asset or shares or any other indirect or consequential loss or damage arising out of a Protected Matter; or

     (B) the cost of carrying out Works, except for the reasonable cost of the Works ("Required Works") which are the minimum necessary to comply with the final and lawful decision or settlement of Environmental Proceedings, provided that the cost of carrying out Works shall where practicable be those agreed in advance between the Seller and the Purchaser acting in good faith and where the Works are approved in advance by the Seller then the Works shall be Required Works and further provided that the cost of the Works shall be reasonable (and the Works shall be Required Works) where the Works achieve settlement of the Environmental Proceedings at a cost which equitably balances the Seller's concern to minimise its liability under this deed and the

          Purchaser's concern to minimise business interruption and any adverse effect upon any Protected Person. Unless it is manifestly unreasonable to do so, the cost of the Required Works shall be determined on the basis of the least expensive of binding quotes obtained from three reputable and independent contractors and such cost shall not be payable by the Seller in relation to any particular Required Works until such Required Works have been carried out.

7.   Other limitations and exclusions

     (A) The Purchaser shall not be entitled to claim under this deed or under the Environmental Warranties in relation to a Protected Matter to the extent that the relevant claim results from or is increased by matters which relate to worker or occupational health and safety or town and country planning (except in relation to Anticipated Development) provided that where any requirement arises or may be imposed in relation to a Protected Matter under any provision of law relating to
          (i) worker or occupational health; or (ii) town and country planning in relation to Anticipated Development then this deed shall apply to it to the extent that that requirement could lawfully have been imposed under Environmental Laws and any Actions in relation thereto shall be covered by this deed and for the avoidance of doubt any cost attributable to the proper protection of workers during the carrying out any Works shall be covered by this deed.

     (B) Where a claim arises out of Anticipated Development, the Losses which can be claimed under this deed or the Environmental Warranties shall not include any costs of the construction and related work which would have been incurred irrespective of the existence of the relevant Protected Matter.

8.   Relationship with Schedule 4 of the Sale and Purchase Agreement

     (A)  Paragraphs 1, 2.1, 3.1 (other than paragraph 3.1(A)(ii)), 3.4, 3.6,
          3.9 (but only in so far as it relates to the Current Properties (and not in relation to the Former Properties)), 3.10 and 3.12 of Schedule 4 to the Sale and Purchase Agreement (Limitations on GEC's Liability under the Warranties) shall apply to claims under this deed. Paragraphs 2.2, 3.1(A)(ii), 3.2, 3.3, 3.5, 3.7, 3.8 and 3.11 of
          Schedule 4 to the Sale and Purchase Agreement (Limitations on GEC's Liability under the Warranties) shall not apply to claims under this deed.

     (B) All of the paragraphs of Schedule 4 to the Sale and Purchase Agreement (Limitations on GEC's liability under the Warranties) shall apply to claims under the Environmental Warranties in relation to Protected Matters, except for paragraph 3.3.

     (C) This deed and the Environmental Warranties contain the Purchaser's only rights to claim against the Seller in respect of Protected Matters. The Purchaser shall not be entitled to claim against the Seller under any of the Warranties (except for the Environmental Warranties) or any other provisions of the Sale and Purchase Agreement in respect of Protected Matters.

     (D) The Purchaser (on behalf of itself and each Protected Person) irrevocably releases and discharges the Seller and each member of the Seller's Group from any claims or causes of action, known or unknown, whether based on statute or other law in relation to Protected Matters except for claims under this deed or the Environmental Warranties.

                               PART B : PROCEDURE

1.   Investigative Works and notification to third parties

     Until the seventh anniversary of the Completion Date and unless and/or until a Trigger Condition is satisfied in relation to a Protected Matter, the Purchaser shall not and shall procure that no Protected Person shall and shall use reasonable endeavours to procure that none of their respective partners, agents, contractors, sub-contractors or consultants shall:-

     (A) carry out Investigative Works in relation to such Protected Matter without the prior written consent of the Seller; or

     (B) disclose information to any Environmental Authority or any other person in relation to such Protected Matter without the prior written consent of the Seller,

     provided that the Seller's remedy in relation to any such Investigative Works or disclosure in breach of sub-paragraphs (A) and (B) above shall be that the Purchaser shall not be entitled to claim under this deed or the Environmental Warranties in relation to that Protected Matter to the extent that the relevant claim would not have arisen but for, results from or is increased by any such unauthorised Investigative Works or disclosure, provided that sub-paragraphs 1(A) and 1(B) above do not apply to the extent that (prior to any such Investigative Works or disclosure):-

          (i) there is specific and objective factual evidence that a Protected Matter exists at the relevant Current Property which gives rise to an immediate and substantial risk to the Environment; and/or

          (ii) the relevant Investigative Works or disclosure are expressly and specifically required by Environmental Law (whether as it is now or in the future); and/or

         (iii) the Investigative Works and/or disclosure are a necessary part of any application by any Protected Person for the obtaining of any Permit for the continued conduct of the Business as at the Completion Date; and/or

          (iv) the Investigative Works and/or disclosure are a necessary part of any application by any Protected Person for town and country planning permission for Anticipated Development; and/or

          (v) the Investigative Works and/or disclosure are required by contractual obligations which are in force and binding on any Protected Person at the Completion Date; and/or

          (vi) the Investigative Works and/or disclosure are required by any securities exchange or regulatory or governmental body to which any Protected Person is subject wherever situated, including (without limitation) the London Stock Exchange or the Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law.

          The provisos (i)-(vi) to this paragraph 1 are conditional on (save in the case of an emergency) reasonable notice to the Seller and reasonable consultation with the Seller before the relevant Investigative Works are commenced or disclosure is made. For the avoidance of doubt, compliance with this paragraph 1 shall not be deemed to be an act or omission within paragraph 4(A)(ii) of Part A.

2.   Notice of claims

     The Purchaser shall provide prompt written notice to the Seller of any Protected Matter of which the Purchaser or any other Protected Person becomes aware which gives rise to or which may give rise to a claim under this deed or the Environmental Warranties and shall notify the Seller immediately upon a Trigger Condition being satisfied in relation to any such Protected Matter.

3.   Conduct of Actions

     (A) The Seller shall have the right at any time to assume conduct of all or any part of any Action relating to or affecting any Protected Matter which gives rise to or may give rise to a claim under this deed or the Environmental Warranties. The Purchaser shall have conduct to the extent that the Seller does not assume conduct which for the avoidance of doubt shall be taken to be the case if the Seller shall not have within a reasonable time after the notification of a claim notified the Purchaser in writing of it having assumed conduct (and for the avoidance of doubt in any case, regardless of the circumstances, a reasonable time shall not exceed the period of three months, but may in appropriate circumstances be a shorter period).

     (B) The Seller and the Purchaser shall promptly provide such reports, documents, correspondence, information, assistance and facilities relating to the relevant Protected Matter or Action as the other may reasonably require such party to provide (including, if required by the Seller, access to any Current Property or, so far as reasonably practicable, adjacent or affected Current Property or any Former Property).

     (C) The person having conduct of any Action as provided for in sub-paragraph 3(A) above (the "Conduct Party") shall ensure that:-

          (i) the other party shall be allowed a reasonable opportunity to review and approve any reports, documents, correspondence or information to be prepared and provided to the other persons or bodies administering or involved in such Action and no such reports, documents, correspondence or information shall be provided or disclosed (whether orally or in writing) to any third party unless required by law (whether as it is now or in the future) without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed;

          (ii) the other party shall be provided with advance notice of and be allowed to attend and participate in any site visit, meeting, negotiation or discussion involving the Conduct Party (or any other Protected Person) and any other person or body relating to or affecting such Action and shall be provided promptly with full and accurate notes of such visit, meetings, negotiations or discussions which the other party does not attend and participate in;

         (iii) copies of all correspondence and documents passing between the persons or bodies administering or involved in such Action or in the possession of the Conduct Party (or any Protected Person) which relate to or affect such Action or the relevant Protected Matter shall be provided promptly to the other party;

          (iv) the other party shall be informed promptly of any material information which comes to the knowledge of the Conduct Party (or any Protected Person) and relates to or affects the relevant Protected Matter or Action;

          (v) detailed reports shall be provided to the other party regarding the status and progress of such Action as frequently and in such form and detail as the other party shall reasonably require;

          (vi) all persons and bodies administering or involved in such Action shall attend and participate as the other party shall reasonably require, if the other party reasonably requests a site visit or other meeting on reasonable notice;

         (vii) no settlement or admission (including any failure to appeal or decision not to do so) shall be agreed, made or offered in any Action without the prior consent in writing of the other party, provided that such consent is not to be unreasonably withheld or delayed;

        (viii) the other party shall be provided with advance notice of any proposal by the Conduct Party (or any other Protected Person) or any third party to carry out any Works in relation to the Current Property which may reasonably be expected to affect the Protected Matter;

          (ix) the Conduct Party shall not (and no other Protected Person shall) carry out any Works which may reasonably be expected to affect the Protected Matter except for (a) Required Works and (b) any other Works to which the other party consents in writing, such consent not to be unreasonably withheld or delayed and such consent to be without prejudice to the exclusion in sub-paragraph 6(B) of Part A of any liability for the cost of Works which are not Required Works;

          (x) Works carried out by or on behalf of the Conduct Party or any Protected Person in relation to the Current Property shall be carried out using all reasonable skill and care and shall comply with the decision, settlement or requirement referred to in sub-paragraph 6(B) of Part A;

          (xi) the other party shall be allowed to attend and inspect the carrying out of Works in relation to the Current Property at any time whilst they are being carried out;

         (xii) any reasonable request of the other party in relation to any Action shall be complied with provided that, where the Seller is the Conduct Party and the request is made by the Purchaser as the other party, it does not increase the Seller's liability under this deed or the Environmental Warranties or any liability of any Protected Person whether or not it is covered by this deed or the Environmental Warranties;

        (xiii) allow the other party a reasonable opportunity to review and comment in advance upon written pleadings or other formal documents to be prepared and provided to a relevant court or other decision making body which administers the Environmental Proceedings; and

         (xiv) where Seller is the Conduct Party all reasonable efforts shall be made to avoid any adverse effect on the carrying on of the business of the Protected Person (including any adverse effect upon any Protected Person's relationship or dealings with any Environmental Authority) and (without limitation) in formulating and carrying out any Action Seller shall take all reasonable steps to minimise the extent and duration of any disruption to the Protected Person's business by any Action.

     (D) Each party shall comply with reasonable requests of the other for arrangements or procedures to maintain confidentiality or privilege in relation to the obligations of each party under sub-paragraphs 3(B) and 3(C).


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                                       17


                           PART C : PROTECTED MATTERS

1. Subject to Part A, paragraph 1 of this Schedule pollution or contamination of soil, sub-strata, surface water, sub-surface water or groundwater at or from any of the Current Properties which was first caused or first arose prior to the Completion Date and, for the avoidance of doubt, excluding the existence or condition of any underground storage tanks, pipes or other building, plant, machinery or structure above or below ground except to the extent that they have given rise prior to the Completion Date to such pollution or contamination.

2. Pollution or contamination of the Environment which was first caused or first arose prior to the Completion Date at or from any Former Property.

3. Any liability relating to or arising from any other breach of Environmental Law or Permit by any member of the Group prior to the Completion Date at any Former Property.


SIGNED as a deed by       )
The General Electric      )
Company, p.l.c. acting    )
by:                       )

/s/ JOHN MAYO
 .........................................
Director

/s/ N. PORTER
 .........................................
Director/Secretary



SIGNED as a deed by       )
Mitel Telecom Limited     )
acting by:                )

/s/ P. BUTCHER
 .........................................
Director

/s/ A. JONES
 .........................................
Director/Secretary